C2325-95
                                                                FILED __________

Seal of the State of Nevada
[GRAPHIC OMITED]
                DEAN HELLER
                Secretary of State
                204 North Carson Street, Suite 1
                Carson City, Nevada 89701-4299
                (775)-684 5708
                Website: secretaryofstate.biz


                Certificate of amendment
                  (PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form
                                              ABOVE SPACE IS FOR OFFICE USE ONLY


             Certificate of Amendment to Articles of Incorporation
             -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------

          (Pursuant to NRS 78.385 and 78.390-After Issuance of Stock)

1.  Name of corporation:
CytoGenix, Inc.

2. The articles have have amended as follows (provide article numbers, if available):

ARTICLE FOURTH is hereby amended to read in its entirety as follows:

"FOURTH. The corporation is authorized to issue 300,000,000 shares of Common Stock, par value $.001 share."

ARTICE FOURTH is further amended by adding the following sentence after the first sentence of ARTICLE FOURTH, as amended above:

"The corporation is also authoried to issue 50,000,000 shares of preferred stock, par value $.001 share, for which the board of directors of the corporation shall have the power to fix by resolution or resolutions the powers, preferences and rights and the qualifications, limitations or restrictions, including dividing the Preferred Stock into one or more classes or series having the same or different powers, preferences and rights and qualifications, limitations and restrictions as the board of directors shall fix by resolution or resolutions."


3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 69% and 60% respectively.

4.  Effective date of filing (optional):
               (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):        /s/ Lawrence Wunderlich
                                      -----------------------------------
                                            Lawrence Wunderlich

If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or serstictions on the voting power thereof.

IMPORTANT: Failure to inclued any of the above information and submit the proper fees may cause this filing to be rejected.

This for must be accompanied by appropriate fees. See attached fee schedule.
                                  Nevada Secretary of State AM 78.385 Amend 2003
                                                            Revised on: 11/03/03